Exhibit 99.1

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS WILL TAKE FOURTH QUARTER SFAS 142 NON-CASH CHARGE

FAIRLAWN, OHIO, November 21, 2003—OMNOVA Solutions Inc. (NYSE: OMN) today announced that it will take a non-cash charge of approximately $50.0 million, which amounts to $1.24 per share, in its fourth quarter ending November 30, 2003, related to the impairment of goodwill and trademarks in its Decorative Products operating segment. After the charge, Decorative Products will have approximately $5.0 million of trademarks and no goodwill. The Statement of Financial Accounting Standards (SFAS) 142 charge will not impact OMNOVA’s cash flow, and the Company has obtained an amendment relating to this charge from the lenders of its $100 million revolving credit facility.

SFAS 142, “Goodwill and Other Intangible Assets,” which the Company implemented in 2002, requires that goodwill and other indefinite lived intangible assets be tested for impairment at least annually. The Company performed this analysis in its fourth quarter. The analysis indicated the indefinite lived trademarks and goodwill were impaired by approximately $8.0 million and $42.0 million, respectively. The Company retained an independent, third party advisory firm to assist in the preparation of this analysis.

SFAS 142 eliminated the amortization of goodwill and other indefinite lived intangible assets and changed the method of determining impairment (loss of value) from an undiscounted cash flow method, under SFAS 121, to a fair value method.

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OMNOVA Add 1

The Decorative Products business has experienced a significant downturn in revenues and profitability over the past several years due to low hotel and commercial office occupancy rates, and lower new commercial construction activity. In response, the business has reduced its workforce year-to-date by approximately 250 associates, changed leadership with a new president appointed in July, and exited its heat transfer product line. As previously announced, the Company expects to take a fourth quarter charge of approximately $2.0 million related to this restructuring. Management expects these actions to result in an improved cost position and a more focused business as it enters 2004.

The Company will release its earnings for the fourth quarter on January 26, 2004, after the market closes.

This release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions.

Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ markets; raw material prices for crude oil and chemical feedstocks including polyvinyl chloride, styrene and butadiene; acts

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OMNOVA Add 2

of war or terrorism; availability of raw material feedstocks to the Company; competitive pressure on pricing; customer and/or competitor consolidation; availability of financing to fund operations at anticipated rates and terms; the Company’s acquisition activities; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2002 sales of $681 million and 2,150 employees worldwide. OMNOVA is a major innovator of decorative and functional surfaces, emulsion polymers and specialty chemicals.

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Web Site: http://www.omnova.com